
                                  SUBSIDIARIES
                                  ------------


NAME                                               Percentage (voting power)
----                                                        OWNED
                                                   -------------------------

ABP Midwest Manufacturing Co., Inc.                         100%

Au Bon Pain Corporation*                                    100%

Au Bon Pain Fairlane
 Corporation*                                               100%

Au Bon Pain Foundation, Inc.                                100%

Au Bon Pain Properties, Inc.*                               100%

Pain Francais, Inc.                                          75%

Saint Louis Bread Company, Inc.                             100%

The joint ventures organized and
operated pursuant to the ABP/LI
Associates Joint Venture Agreement                        51-90% varied
                                                          ownership








*inactive